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Exhibit 19.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	:
	:	Chapter 11 Case Nos.
:
RHYTHMS NETCONNECTIONS INC., et al.,	:	01- 14283 (BRL)
	:	through
	:	01- 14287 (BRL)
:
Debtors.	:	(Jointly Administered)
:

FINAL DECREE CLOSING THE DEBTORS' CHAPTER 11 CASES PURSUANT TO SECTION 350(a) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3022

        Upon the motion (the "Motion"), dated February 6, 2004, of Rhythms NetConnections Inc. and certain of its direct subsidiaries (collectively, the "Debtors"), for a final decree closing the Debtors' chapter 11 cases pursuant to section 350(a) of title 11 of chapter 11 of the United States Code (the "Bankruptcy Code") and Rule 3022 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); and the Court having found that the Debtors' estates in these jointly administered cases have been fully administered and the Disbursing Agent (as defined in the Plan) has made substantially all transfers of property and distributions required to be made pursuant to the Debtors' Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code, dated January 7, 2002 (the "Plan"); and the Court having considered the record of the proceedings in the Debtors' chapter 11 cases; and good and sufficient notice of the relief requested in the Motion having been given; and after due consideration and sufficient cause appearing therefor, it is

        ORDERED that, pursuant to section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, the chapter 11 cases of the Debtors are hereby closed; provided, however, that the Court will retain jurisdiction, pursuant to Article XI (Retention of Jurisdiction) of the Plan, over any matters that may arise in connection with the Plan or the Debtors' chapter 11 cases and any matters currently pending before the Court, including the Preference Actions and the Default Actions set forth on Exhibit A hereto; and it is further

        ORDERED that the Disbursing Agent (as defined in the Plan) shall be authorized to execute and deliver all instruments and documents, and take such other actions as the Disbursing Agent reasonably deems necessary or appropriate, in connection with the Preference Actions, the Default Actions, and the final distribution to creditors pursuant to the Plan; and it is further

        ORDERED that the Disbursing Agent shall file a supplemental Bankruptcy Closing Report pursuant to Rule 3022-1 (Closing Report in Chapter 11 Cases) of the Local Bankruptcy Rules for the Southern District of New York after the final distribution to creditors in the Debtors' chapter 11 cases; and it is further

        ORDERED that after distribution of all of the Debtors' assets pursuant to the Plan, the Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each of the Debtors; provided, however, that the Debtors are authorized, but not directed, to file a certificate of dissolution with the Office of the Secretary of State for their respective states of incorporation, which may be executed by an officer of the Debtors without the need for approval by the Debtors' board of directors or shareholders, or any other or further order of this Court; and it is further

        ORDERED that entry of this Final Decree is without prejudice to the rights of the Debtors or any party in interest to seek to reopen these cases for good cause shown; and it is further

        ORDERED that the requirement of Local Bankruptcy Rule 9013-1(b) for filing of a memorandum of law in support of the Motion is hereby waived.

Dated:	February 17, 2004 New York, New York
/s/ BURTON R. LIFLAND UNITED STATES BANKRUPTCY JUDGE

EXHIBIT A

Preference Actions
Rhythms v. Travco, Inc. (Adv. Pro. No. 02-03992);
Rhythms v. Carma Builders (Adv. Pro. No. 03-02833);
Rhythms v. Allegis Corporation (Adv. Pro. No. 03-02834);
Rhythms v. KPMG (Adv. Pro. No. 03-02835);
Rhythms v. Syndesis (Adv. Pro. No. 03-02841);
Rhythms v. Sprint Corporation (Adv. Pro. No. 03-02846);
Rhythms v. Global Telecommunications, Inc. (Adv. Pro. No. 03-02911);
Rhythms v. CMA Consulting, Inc. (Adv. Pro. No. 03-02924);
Rhythms v. Telcordia Technologies (Adv. Pro. No. 03-02927);
Rhythms v. Robert Half International (Adv. Pro. No. 03-02965); and
Rhythms v. MicroStaff Corporation (Adv. Pro. No. 03-02976).
Default Actions
Rhythms v. Association for Local Telecommunications Service a/k/a ALTS (Adv. Pro. No. 03-02088);
Rhythms v. Rush Creek Solutions (Adv. Pro. No. 03-02092);
Rhythms v. Texolutions, Inc. (Adv. Pro. No. 03-02842);
Rhythms v. Hatton Industries, Inc. (Adv. Pro. No. 03-03058);
Rhythms v. Evergreen Maintenance LLC (Adv. Pro. No. 03-02959);
Rhythms v. ProExpress, Inc. a/k/a Procurement Express, LLC (Adv. Pro. No. 03-06154); and
Rhythms v. International Wire Communications, Inc. (Adv. Pro. No. 03-06155).

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  Exhibit 19.1
EXHIBIT A